Exhibit 2.1

PURCHASE AGREEMENT

By and Among

UMG DUET HOLDINGS, INC.

SMEI DUET HOLDINGS, INC.

and

ROXIO, INC.

May 19, 2003

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

Exhibits:

Exhibit A	LLC Agreement
Exhibit B	Company Equity
Exhibit C	Domain Name Letter Agreement
Exhibit D	Sony Guarantee Agreement
Exhibit E	Sony Transition Services Agreement
Exhibit F	UMG Transition Services Agreement
Exhibit G	Universal Guarantee Agreement
Exhibit H	Amended UMG Content Agreement
Exhibit H-1	Side Letter to Amended UMG Content Agreement
Exhibit I	Amended Sony Content Agreement
Exhibit I-1	Side Letter to Amended Sony Content Agreement
Exhibit J	Form of Press Release
Exhibit K	Financial Statements
Exhibit L	VUNet Agreement

Schedules:

Schedule 2.2(d)

Schedule 2.2(e)

Schedule 3.6

Schedule 4.1

Schedule 4.2

Schedule 4.3

Schedule 4.4

Schedule 4.7

Schedule 4.8(a)

Schedule 4.8(b)

Schedule 4.8(c)

Schedule 4.9

Schedule 4.9(b)

Schedule 4.10

Schedule 4.12

Schedule 4.13

Schedule 4.14

Schedule 4.15

Schedule 4.16

Schedule 4.17

Schedule 4.18

Schedule 4.20

Schedule 4.22

Schedule 4.23

Schedule 4.25

Schedule 5.6(a)

Schedule 5.6(b)

Schedule 6.2(a)

Schedule 6.2(e)-1

Schedule 6.2(e)-2

Schedule 6.5

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of May 19, 2003 (the “Effective Date”), by and among UMG Duet Holdings, Inc., a Delaware corporation (“UMG”), SMEI Duet Holdings, Inc., a Delaware corporation (“SMEI”, and together with UMG, the “Sellers”), and Roxio, Inc., a Delaware corporation (“Roxio”).

RECITALS

WHEREAS, effective as of the Effective Date, the Company was converted from a Delaware general partnership to a Delaware limited liability company (the “Conversion”);

WHEREAS, the Sellers collectively own 100% of the Membership Interests (as defined below) in the Company; and

WHEREAS, the Sellers desire collectively to sell, and Roxio desires to purchase, 99.6% of the Membership Interests (the “Acquired Interest”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms.    Capitalized words and phrases used in this Agreement have the following meanings:

        “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

        “Affiliate” means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

        “Amended Sony Content Agreement” means that certain Amended and Restated Content Integration and Distribution Agreement, between Sony and the Company, dated as of August 1, 2002, and with effect from December 21, 2000, as amended by that certain Letter Agreement, dated as of May 12, 2003.

        “Amended UMG Content Agreement” means that certain Amended and Restated Content Integration and Distribution Agreement, between UMG Recordings, Inc. and the Company, dated as of August 1, 2002, and with effect from December 21, 2000, as amended by the UMG Subscription Agreements Amendments and that certain Letter Agreement, dated as of May 12, 2003.

        “Bankruptcy Order” means that certain order of the United States Bankruptcy Court for the District of Delaware with respect to Case number 02-11573 (PJW), dated November 27, 2002, approving the asset purchase agreement by which Roxio purchased substantially all of the assets of Napster, Inc.

        “Change of Control” means with respect to any Person, the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of such Person, (ii) failure of the Person or Persons who legally and beneficially own a majority of the issued and outstanding equity interests of such Person as of the Effective Date to legally and beneficially own a majority of the issued and outstanding equity interests of such Person, (iii) the approval by the holders of such Person of a plan for the liquidation or dissolution of such Person, or (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or a “group” (in each case as defined pursuant to Section 13(d) of the Exchange Act) becomes the “beneficial owner” (as defined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting equity of such Person. For purposes of this definition, any transfer of an equity interest in an entity that was formed for the purpose of acquiring voting equity of such Person will be deemed to be a transfer of such portion of such voting equity as corresponds to the portion of the equity of such entity that has been so transferred.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Company” means (i) when used with respect to any period on and after the Conversion, Napster, LLC, a Delaware limited liability company, and (ii) when used with respect to any period prior to the Conversion, Duet I GP, a Delaware general partnership.

        “Company Equity” means the total assets of the Company (including, without limitation, assets acquired by the Company pursuant to the VUNet Agreement) minus total liabilities of the Company, all as determined in accordance with GAAP.

        “Company IP” means all Intellectual Property used in the business of the Company as currently conducted.

        “Company Registered IP” means United States and foreign: (i) Patents, including applications therefor, (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks, (iii) copyrights registrations and applications to register copyrights, (iv) registered mask works and applications to register mask works, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time, in each of clauses (i) through (v), if owned by, filed in the name of, or applied for, the Company.

        “Confidential Information” means inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source and object code, program listings, and trade secrets; provided that the term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than through disclosure by the Company in violation of an agreement between the Company and the owner of such Confidential Information, (b) is or becomes available to a Person on a non-confidential basis from a source that was not prohibited by Contract or Law from disclosing such information, or (c) is not subject to a confidentiality obligation to the owner thereof, whether by Contract or Law.

        “Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

        “Domain Name Letter Agreement” means the letter agreement regarding transfer of domain names executed by Sony and Universal in favor of the Company attached hereto as Exhibit C.

        “Effective Period” means a period of time commencing on the effective date of the Registration Statement and ending on the earliest of (i) the date on which neither of the Sellers, nor any of their Affiliates, holds any Roxio Shares issued hereunder, (ii) the date on which all Roxio Shares issued hereunder and held by the Sellers and their Affiliates are freely tradable, without volume limitations, under Rule 144, and (iii) the last day of the Maximum Effective Period.

        “Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise.

        “Environmental Laws” mean all Laws relating to pollution and the protection of the environment.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any related regulations and published interpretations.

        “Form S-3” means a Registration Statement on Form S-3 or any successor form that includes only those items and that information required to be included in Parts I and II of such Form, and does not include any additional or extraneous items or information (e.g., a lengthy description of Roxio or Roxio’s business, strategy or strengths).

        “GAAP” means generally accepted accounting principles in the United States at the Effective Date, including the specific methodologies described on Exhibit B with respect to the matters set forth therein.

        “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

        “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        “Hazardous Substance” means hazardous substances, materials or wastes as defined in or regulated by any Environmental Laws, including, without limitation, those substances that are included within the definition of the term “Hazardous Substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), or in any analogous laws of California or New York and any substances that are defined or listed in any other Environmental Laws as “hazardous” or “toxic.”

        “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

        “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

        “Intellectual Property” means any or all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) Patents, (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, processes, technology, technical data and customer lists, (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, (v) mask works and registrations and applications therefor, (vi) industrial designs and any registrations and applications therefor throughout the world, (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world, (viii) databases and data collections and all rights therein throughout the world, (ix) processes, devices, prototypes, schematics, test methodologies, and development tools, (x) any similar, corresponding or equivalent rights to any of the foregoing and (xi) documentation related to any of the foregoing.

        “Law” means any statute, law, ordinance, code, regulation or rule of any Governmental Entity.

        “LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company by and among Roxio and the Sellers attached hereto as Exhibit A.

        “LLC Formation Documents” means collectively, (i) the Limited Liability Company Operating Agreement of the Company between UMG and SMEI, dated as of the Effective Date, (ii) the Certificate of Formation of the Company dated as of the Effective Date (the “Certificate of Formation”), and (iii) the Certificate of Conversion of the Company dated as of the Effective Date (the “Certificate of Conversion”).

        “Material Adverse Effect” means, with respect to the Company or Roxio, any material adverse effect on (i) the Company or Roxio, as the case may be, or operations, assets or financial condition of the Company or Roxio, as the case may be, taken as a whole, or (ii) the ability of the Sellers (with respect to a Material Adverse Effect on the Company) or Roxio (with respect to a Material Adverse Effect on Roxio), as the case may be, to execute, deliver and perform their respective material obligations under this Agreement and to consummate the Transactions.

        “Maximum Effective Period” means the period of time commencing on the effective date of the Registration Statement and ending on the third anniversary of such effective date; provided, that, in the event of any Suspension Event pursuant to Section 6.1(a)(ii)(G), the Maximum Effective Period shall be extended by the number of days of suspensions of sales resulting from such Suspension Event.

        “Membership Interests” means all of the outstanding membership interests of the Company.

        “Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

        “Operating Committee” means the management committee of the Company, composed of four members appointed by UMG and four members appointed by SMEI, as listed on Schedule 4.1.

        “Patents” means all United States and foreign patents and applications therefor and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof.

        “Person” means any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

        “Pre-Closing Period” means a taxable period ending on or before the Effective Date.

        “Preferred Distribution Amount” has the meaning set forth in the LLC Agreement.

        “Post-Closing Period” means a taxable period commencing after the Effective Date.

        “Questionnaire” means a selling securityholder questionnaire containing the information specified in Item 507 or 508 of Regulation S-K, as applicable, of the Securities Act and such other information with respect to the Sellers and the intended distribution of any Roxio Shares as may be required in connection with the Registration Statement.

        “Roxio’s Common Stock” means shares of common stock, par value $0.001 per share, of Roxio.

        “Roxio Shares” means the aggregate shares of the Roxio’s Common Stock issued to the Sellers pursuant to Section 2.1(a).

        “Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rules or regulations hereafter adopted by the SEC.

        “Seller Member” means, as to any Seller, such Seller and permitted assignees of such Seller’s Membership Interest (which, for avoidance of doubt, excludes the Acquired Interests).

        “SEC” means the Securities and Exchange Commission.

        “Sony” means Sony Music Entertainment Inc.

        “Sony Guarantee Agreement” means the Guarantee Agreement executed by Sony for the benefit of Roxio dated concurrently herewith attached hereto as Exhibit D.

        “Sony Transition Services Agreement” means the Sony Transition Services Agreement dated concurrently herewith between Sony and the Company attached hereto as Exhibit E.

        “Standard Agreements” means all license agreements for commercially publicly available third party software requiring annual payments (including but not limited to license fees, maintenance fees and royalties) in excess of $10,000.

        “Subsidiary” means with respect to any Person, any entity directly or indirectly controlled by such Person.

        “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        “Third Party Intellectual Property Rights” means Intellectual Property owned by a third party.

        “Transactions” means the transactions contemplated by this Agreement (but shall not include the Conversion).

        “UMG Transition Services Agreement” means the UMG Transition Services Agreement dated concurrently herewith between Universal and the Company attached hereto as Exhibit F.

        “Universal” means Universal Music Group, Inc.

        “Universal Guarantee Agreement” means the Guarantee Agreement executed by Universal for the benefit of Roxio dated concurrently herewith attached hereto as Exhibit G.

        “VUNet Agreement” means the Partnership and Asset Transfer Agreement dated concurrently herewith among VUNet USA Technologies, a division of and d/b/a as MP3.Com, Inc., Roxio and the Company attached hereto as Exhibit L.

1.2    Other Terms.    In addition to those terms defined in Section 1.1, the following terms shall have the respective meanings given thereto in the Sections of this Agreement indicated below:

Defined Term	Section
Acquired Interests	Recitals
Amended Sony Content Agreement	2.2
Amended UMG Content Agreement	2.2
Affiliate Contracts	3.6
Agreement	Preamble
Assets	4.10
Buyer’s Cap	7.5
Buyer’s Deductible	7.5
Certificate of Formation	Definitions
Certificate of Conversion	Definitions
Claimant	7.4
Company Benefit Plans	4.13
Company Equity Claim Notice	7.4
Company Equity Deductible	7.5
Conversion	Recitals
Deferral	6.1
Disputes Auditor	7.4
Effective Date	Preamble
ERISA Affiliate	4.13
Exchange Act	5.5
Financial Statements	4.4
Guarantees	6.5
HSR Act	3.2
Indemnified Buyer Parties	7.2
Indemnified Seller Parties	7.3
Indemnitor	7.4
Initial Designees	6.2
Leases	4.11
Los Angeles Lease	4.11

Defined Term	Section
Loss or Losses	7.2
Material Contract	4.8
Napster APA	5.6
Napster Assets	5.6
New York Lease	4.11
Non-Contributed Assets	6.10
Notice of Amended Prospectus	6.1
Notice of Objection	7.4
PDA Deficiency	6.10
Post-Closing Tax Return	6.3
Pre-Closing Tax Return	6.3
Registration Statement	6.1
Roxio	Preamble
Roxio Intellectual Property	5.6
Securities Act	3.4
SEC Documents	5.5
Sellers	Preamble
Sellers’ Cap	7.5
Sellers’ Deductible	7.5
Seller Universe	4.25
Service	6.9
SMEI	Preamble
SMEI Operating Committee Appointees	4.25
SMEI Permitted Transferee	6.2
Sony Corporation	2.2
Sony Letter Agreement	6.9
Suspension Event	6.1
UMG	Preamble
UMG Operating Committee Appointees	4.25
UMG Permitted Transferee	6.2

ARTICLE II

THE SALE

2.1    Transfer of the Acquired Interests.

Upon the terms and conditions of this Agreement, each Seller hereby sells to Roxio, and Roxio hereby purchases from such Seller, 99.6% of the Membership Interests held by such Seller (with each Seller individually retaining a 0.2% Membership Interest in the Company) for the consideration to each Seller set forth below:

(a)    Roxio Shares.    1,957,262 newly issued shares of Roxio’s Common Stock; and

(b)    Cash.    $6,250,000.

2.2    Deliveries.    Concurrently with the execution and delivery hereof:

(a)    UMG will deliver to Roxio:

(i)	a duly executed assignment of its portion of the Acquired Interests;

(ii)	a receipt for the cash portion of the purchase price pursuant to Section 2.1(b) paid to it by Roxio concurrently herewith;

(iii)	the Amended UMG Content Agreement, duly executed by UMG Recordings, Inc.;

(iv)	the UMG Transition Services Agreement, duly executed by Universal;

(v)	a good standing certificate regarding UMG dated as of a recent date from the office of the Secretary of State of the State of Delaware, to be confirmed verbally with the Secretary of State of the State of Delaware on the Effective Date;

(vi)	the LLC Agreement, duly executed by UMG;

(vii)	the VUNet Agreement, duly executed by MP3.Com, Inc.;

(viii)	a good standing certificate regarding Universal dated as of a recent date from the office of the Secretary of State of the State of California, to be confirmed verbally with the Secretary of State of the State of California on the Effective Date; and

(ix)	the Universal Guarantee Agreement, duly executed by Universal.

(b)    SMEI will deliver to Roxio:

(i)	a duly executed assignment of its portion of the Acquired Interests;

(ii)	a receipt for the cash portion of the purchase price pursuant to Section 2.1(b) paid to it by Roxio concurrently herewith; and

(iii)	the Amended Sony Content Agreement, duly executed by Sony;

(iv)	a good standing certificate regarding SMEI dated as of a recent date from the office of the Secretary of State of the State of Delaware, to be confirmed verbally with the Secretary of State of the State of Delaware on the Effective Date;

(v)	the Sony Transition Services Agreement, duly executed by Sony;

(vi)	the LLC Agreement, duly executed by SMEI;

(vii)	a good standing certificate regarding Sony dated as of a recent date from the office of the Secretary of State of the State of Delaware, to be confirmed verbally with the Secretary of State of the State of Delaware on the Effective Date;

(viii)	the Sony Guarantee Agreement, duly executed by Sony; and

(ix)	the Sony Letter Agreement, duly executed by Sony Corporation (“Sony Corporation”).

(c)    The Sellers will collectively deliver to Roxio:

(i)	true, correct and complete copies of each of the Certificate of Formation and the Certificate of Conversion, as certified by the Secretary of State of the State of Delaware;

(ii)	resignations from the members of the Operating Committee listed on Schedule 4.1;

(iii)	the Domain Name Letter Agreement, duly executed by Sony and Universal;

(iv)	a Statement of Partnership Existence of the Company, duly filed with the Secretary of State of the State of Delaware prior to the Conversion; and

(v)	a true, complete and correct copy of resolutions duly executed by the Sellers approving, among other things, the Company’s name change, the Conversion and the waiver of certain rights set forth in the General Partnership Agreement between the Sellers.

(d)    Roxio will deliver to UMG:

(i)	certificates representing the Roxio Shares payable to UMG pursuant to Section 2.1(a);

(ii)	the cash portion of the purchase price payable to UMG pursuant to Section 2.1(b) by wire transfer of immediately available funds to the bank account designated by UMG on Schedule 2.2(d) hereto;

(iii)	the Amended UMG Content Agreement, duly executed by the Company; and

(iv)	the LLC Agreement, duly executed by Roxio;

(v)	a copy of the UMG Transition Services Agreement, duly executed by the Company; and

(vi)	the VUNet Agreement, duly executed by the Company and Roxio.

(e)    Roxio will deliver to SMEI:

(i)	certificates representing the Roxio Shares payable to SMEI pursuant to Section 2.1(a);

(ii)	the cash portion of the purchase price payable to SMEI pursuant to Section 2.1(b) by wire transfer of immediately available funds to the bank account designated by SMEI on Schedule 2.2(e) hereto;

(iii)	the Amended Sony Content Agreement, duly executed by the Company;

(iv)	the LLC Agreement, duly executed by Roxio;

(v)	a copy of the Sony Transition Services Agreement, duly executed by the Company; and

(vi)	the Sony Letter Agreement, duly executed by Roxio.

(f)	Roxio will deliver to the Sellers collectively a good standing certificate regarding Roxio dated as of a recent date from the office of the Secretary of State of the State of Delaware, to be confirmed verbally with the Secretary of State of the State of Delaware on the Effective Date.

(g)    Each Seller will deliver to the other Seller the LLC Agreement, duly executed by such Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE INDIVIDUAL SELLERS

Each Seller, severally and not jointly with the other Seller, hereby represents and warrants to Roxio as follows:

3.1    Organization; Authority; Enforceability.    Such Seller is a corporation duly organized, validly existing and in good standing under the respective laws of the jurisdiction of its respective incorporation or organization. Such Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by it of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by the Board of Directors of such Seller and by all necessary corporate actions on the part of such Seller. Such Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes such Seller’s legal, valid and binding agreement, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity (whether asserted in a proceeding at law or in equity) or by bankruptcy or similar laws affecting the rights of creditors generally.

3.2    No Conflict.

(a)    The execution, delivery and performance by such Seller of this Agreement and the execution, delivery and performance by such Seller of the LLC Agreement will not (i) violate, conflict with or result in the breach or default of any provision of such Seller’s certificate of incorporation or bylaws, (ii) conflict with or violate any Law or Governmental Authorization applicable to such Seller or any of such Seller’s respective assets, or (iii) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of such Seller’s assets pursuant to, any note, bond, mortgage or indenture, agreement, lease, license, or other Contract, or any permit or franchise to which such Seller is a party or by which any of such Seller’s assets are bound or affected; provided, however, such Seller makes no representation or warranty with respect to whether the Transactions require any filing or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(b)    UMG represents and warrants that the execution, delivery and performance by UMG Recordings, Inc. of the Amended UMG Content Agreement, the execution, delivery and performance by MP3.Com, Inc. of the VUNet Agreement, the execution, delivery and performance by Universal of the UMG Transition Services Agreement and the Domain Letter Agreement, will not (i) conflict with or violate any Law or Governmental Authorization applicable to UMG Recordings, Inc., MP3.Com, Inc. or Universal, or any of their respective assets, or applicable to the Company or its assets or (ii) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets of UMG Recordings, Inc., MP3.Com, Inc. or Universal, as applicable, or, to such Seller’s Knowledge, the Company’s assets, in each case pursuant to any note, bond, mortgage or indenture, agreement, lease, license, permit or franchise or other Contract to which UMG Recordings, Inc., MP3.Com, Inc. or Universal or the Company, as applicable, is a party, or by which any of the assets of UMG Recordings, Inc., MP3.Com, Inc. or Universal, or the Company’s assets, as applicable, are bound or affected.

(c)    SMEI represents and warrants that the execution, delivery and performance by Sony of the Amended Sony Content Agreement, the Sony Transition Services Agreement and the Domain Name Letter Agreement, will not (i) conflict with or violate any Law or Governmental Authorization applicable to Sony or any of its assets or applicable to the Company or its assets or (ii) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of Sony’s assets, or, to such Seller’s Knowledge, the Company’s assets, in each case pursuant to any note, bond, mortgage or indenture, agreement, lease, license, permit or franchise or other Contract to which Sony or the Company, as applicable, is a party, or by which any of Sony’s assets or the Company’s assets, as applicable, are bound or affected.

(d)    SMEI represents and warrants that the execution, delivery and performance by Sony Corporation of the Sony Letter Agreement, will not (i) conflict with or violate any Law or Governmental Authorization applicable to Sony Corporation or any of its assets or applicable to the Company or its assets or (ii) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of Sony Corporation’s assets, or, to such Seller’s Knowledge, the Company’s assets, in each case pursuant to any note, bond, mortgage or indenture, agreement, lease, license, permit or franchise or other Contract to which Sony Corporation or the Company, as applicable, is a party, or by which any of Sony Corporation’s assets or the Company’s assets, as applicable, are bound or affected.

3.3    Membership Interests in the Company.    Such Seller owns, beneficially and of record, 50% of the Membership Interests, free and clear of Encumbrances. Other than as may be imposed by applicable federal and state securities laws or the HSR Act, there are no restrictions on the sale of the Acquired Interests as provided hereunder and upon the consummation of the Transactions, there will be no restrictions on the transfer of any Acquired Interests other than as may be imposed by applicable federal and state securities laws, and Roxio will acquire good title to and complete ownership of such Acquired Interests, free and clear of all Encumbrances (other than Encumbrances created by Roxio).

3.4    Securities Act Matters.    Such Seller will acquire the Roxio Shares (a) for investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof, or (b) for resale solely pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Such Seller understands that the Roxio Shares shall not have been registered under the Securities Act by reason of a specific exemption or exception from the registration requirements of the Securities Act which depends upon, among other things, the accuracy of its representations herein. Such Seller understands that, until such time as a registration statement for the resale of the Roxio Shares is effective, each certificate evidencing such shares shall bear a legend substantially to the effect that the shares have not been registered or qualified under the Securities Act or the securities or blue sky laws of any state, and may be offered and sold only if registered and qualified pursuant to the relevant provision of such laws or upon delivery to Roxio of an opinion of counsel that an exemption from such registration or qualification is applicable.

3.5    Information, Experience and Risk.    Such Seller acknowledges receipt of all information requested from Roxio and considered by it to be necessary or appropriate for deciding whether to acquire the Roxio Shares, including, without limitation, the SEC Documents and the representations and warranties of Roxio contained herein. Such Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of, and is able to bear the economic risk of, its respective acquisition of the Roxio Shares. Such Seller has had the opportunity to ask questions and receive answers regarding the terms and conditions of such acquisition of the Roxio Shares. Notwithstanding the foregoing, such Seller shall be entitled to rely on the representations and warranties made by Roxio in Article 5.

3.6    Certain Interests.    Neither such Seller nor any of its Affiliates, nor, to such Seller’s Knowledge, any officer or employee of the Company: (i) has entered into any Contract with the Company, except as set forth on Schedule 3.6 (the Contracts specified on Schedule 3.6 hereinafter referred to as the “Affiliate Contracts”); (ii) has any material interest in any property used in or pertaining to the business of the Company other than pursuant to the Affiliate Contracts; and/or (iii) is indebted or otherwise obligated to the Company other than pursuant to the Affiliate Contracts. The consummation of the Transactions (either alone, or with the lapse of time) will not result in any benefit or payment (severance or other) (1) arising or becoming due from the Company or any successor or assign of the Company to any Person pursuant to any of the Affiliate Contracts, or (2) to such Seller’s Knowledge, otherwise arising or becoming due from the Company or any successor or assign of the Company to any Person.

3.7    No Claims.    Neither Company nor any of its Subsidiaries has any liabilities or obligations whatsoever to such Seller or such Seller’s Affiliates listed on Schedule 6.2(e)-1 or

Schedule 6.2(e)-2, as applicable, other than pursuant to the Affiliate Contracts or the Sony Transition Services Agreement or UMG Transition Services Agreement, as applicable. Neither such Seller nor any of its Affiliates has assigned any claim, demand, cause of action or other right of recovery against the Company or its Subsidiaries to any Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

WITH RESPECT TO THE COMPANY

Each Seller, jointly and severally with the other Seller, hereby represents and warrants to Roxio, in each case (except as otherwise expressly stated in this Article IV) as of immediately prior to the Conversion, as follows:

4.1    Organization and Good Standing.    The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has full power to carry on its respective businesses as presently conducted and to own or lease and operate its respective properties and assets now owned or leased and operated by them and to consummate the Transactions. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires licensing or qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 correctly lists the current members of the Operating Committee and the executive officers of the Company. Neither the Company nor any of its Subsidiaries is a registered or reporting company under the Exchange Act.

4.2    No Conflict.    Except as set forth on Schedule 4.2, the execution, delivery and performance by each Seller of this Agreement will not (i) violate, conflict with or result in the breach or default of any provision of the organizational documents of the Company, (ii) conflict with or violate any Law or Governmental Authorization applicable to the Company, its Subsidiaries or any of their respective assets, or (iii) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the Company’s or its Subsidiaries’ assets pursuant to, any note, bond, mortgage or indenture, Contract, agreement, lease, license, permit or franchise to which the Company or any Subsidiary is a party or by which any of its assets are bound or affected; provided, however, the Sellers make no representation or warranty with respect to whether the Transactions require any filing or approval under HSR Act.

4.3    Subsidiaries.    Schedule 4.3 lists all Subsidiaries of the Company and correctly sets forth the capitalization of each Subsidiary and the Company’s ownership interest therein, as well as any other interest of Sellers or any other Person therein. The Company has legally valid record and beneficial ownership of all of its interests in the Subsidiaries free and clear of any Encumbrances of any kind whatsoever. Except as set forth on Schedule 4.3, there is no corporation, partnership or other Person in which the Company directly or indirectly owns (or has the right to acquire) any equity or other ownership interest.

4.4    Financial Statements; Company Equity.

(a)    Financial Statements.    Attached as Exhibit K are balance sheets of the Company at December 31, 2002 and December 31, 2001, together with the related statement of income and cash flows for the periods then ended (collectively, the “Financial Statements”). The Financial Statements have been examined by the Company’s auditors whose reports thereon are included with such Financial Statements. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis. The balance sheets contained in the Financial Statements fairly present, in accordance with GAAP, the financial position of the Company as of the dates indicated, and the income statements and statements of cash flows contained in the Financial Statements fairly present, in accordance with GAAP, the results of operations and cash flows of the Company for the respective periods therein indicated. Since December 31, 2002, there has been no change in any of the significant accounting policies, practices or procedures of the Company. To Sellers’ Knowledge, as of the Effective Date, the accrued liabilities and accounts payable of the Company (excluding from such liabilities and payables any amounts arising from any of the Material Contracts) is less than $3,500,000 in aggregate.

(b)    Company Equity.    The Company Equity as of the Effective Date is not less than zero dollars ($0).

4.5    Books; Accounting Records.    The books of account and all other records of the Company and each Subsidiary, all of which have been made available to Roxio, accurately reflect all material actions and proceedings taken up to the Effective Date with respect to the Company and each Subsidiary, as applicable, by the Sellers and/or Operating Committee and, to the Sellers’ Knowledge, such books and records are true, correct, and complete in all material respects.

4.6    Capitalization.    As of the Effective Date, the Acquired Interests and the 0.4% portion of the Membership Interests collectively retained by the Sellers together constitute all of the voting and economic interests of the Company. As of the Effective Date, except for the purchase and sale of the Acquired Interests pursuant to this Agreement, there are no Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Membership Interests or other equity securities or ownership interest of the Company or to restructure or recapitalize the Company. As of the Effective Date, there are no outstanding Contracts of either Seller, the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Membership Interests or other equity securities or ownership interest of the Company. No Person has any right of first refusal or any preemptive rights in connection with the sale or transfer of the Membership Interests, which rights have not been waived in writing, with such waivers having been delivered to Roxio prior to the date hereof.

4.7    Absence of Certain Changes or Events.    Except as set forth on Schedule 4.7, since December 31, 2002, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(a)    any sale or transfer by the Company or any Subsidiary of any of their respective assets having a value greater than $50,000, or any assignment of the Company’s or any

Subsidiary’s Intellectual Property owned by the Company and/or any Subsidiary as of December 31, 2002;

(b)    any grant or agreement to grant by the Company or any Subsidiary of any increase in any rate or rates of salaries or compensation or in any bonus, insurance, pension or other employee benefit plan, payment or arrangement to any of the Company’s or any Subsidiary’s employees or agents other than ordinary course year-end increases included in the “current compensation” set forth on Schedule 4.16;

(c)    any adoption by the Company or any Subsidiary of any new or amended Company Benefit Plan (as defined in Section 4.13) or provision by the Company or any Subsidiary of any increases in any benefits under such Company Benefit Plans except in accordance with the terms of such plans or as required under applicable Law;

(d)    the receipt by either Seller, the Company or any Subsidiary of any written notice of any Action or Order commenced against the business or any of the properties of the Company or any Subsidiary;

(e)    any declaration, set aside or payment by the Company of any dividends or any non-cash payment or distribution in respect of any Membership Interests, or issuance, sale or other disposition of any Membership Interests or evidence of indebtedness or other securities, or grant of any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any Membership Interests or any evidence of indebtedness or other securities;

(f)    any change in or event affecting the Company or any Subsidiary, including but not limited to any change in the condition (financial or otherwise), results of operations, or properties of the Company or any Subsidiary, that has had or may reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary;

(g)    entrance by the Company or any Subsidiary into any employment or severance agreement;

(h)    entrance into, or agreement by the Company or any Subsidiary to enter into, any agreement or understanding, whether oral or written, calling for payments by the Company or any Subsidiary in excess of $50,000 and not in the ordinary course of the Company’s business;

(i)    any agreement to cancel or waiver of any material claims or rights by the Company or any Subsidiary;

(j)    (i) incurring of indebtedness by the Company or any Subsidiary for borrowed money that will be outstanding as of the Effective Date or guaranteeing of any indebtedness of another Person or issuance or sale of any debt securities or warrants or other rights to acquire debt securities; (ii) any loans, advances (other than pursuant to content agreements and distribution agreements in the ordinary course of the Company’s business) or capital contributions by the Company or any Subsidiary to, or investments in, any Person;

(k)    any strike or other labor dispute with respect to the Company or any Subsidiary;

(l)    any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of the Company or any Subsidiary; or

(m)    any agreement, whether oral or written, to do any of the foregoing.

4.8    Contracts.

(a)    Schedule 4.8(a) lists each Material Contract (as defined herein). For purposes hereof, “Material Contract” refers to each Contract to which the Company or any Subsidiary is a party or to which the Company, any Subsidiary or any of their respective properties is subject or by which any thereof is bound that is material to the business or operations of the Company or any Subsidiary. Without limiting the foregoing, the following shall be deemed to be Material Contracts: any Contract that (i) obligates payments to or from the Company or any Subsidiary exceeding $50,000 in any annual period, (ii) has an unexpired term as of the Effective Date in excess of two (2) years, (iii) provides for an extension of credit other than consistent with normal credit terms, (iv) limits or restricts the ability of the Company or any Subsidiary to compete or otherwise materially restricts the ability of the Company or any Subsidiary to conduct its business in any manner or place, (v) provides for a guaranty or indemnity by the Company or any Subsidiary and is otherwise material to the Company, (vi) grants a power of attorney, agency or similar authority to another Person, (vii) contains a right of first refusal, (viii) contains a right or obligation other than in the ordinary course of business of any Affiliate, officer or director of either Seller, the Company or any Subsidiary, (ix) requires the Company or any Subsidiary to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the most recent of the balance sheets referred to in Section 4.4) or (x) was not made in the ordinary course of business. True, correct and complete copies of all Material Contracts, and any amendments thereto, have been furnished to Roxio.

(b)    Except as listed on Schedule 4.8(b), the Company and each Subsidiary has duly performed all of its obligations under the Material Contracts (to the extent that such obligations to perform have accrued) and has not received written notice that any party intends to cancel, breach, or terminate any Material Contract or materially reduce such party’s relationship with the Company or any such Subsidiary, whether as a result of the Transactions or otherwise.

(c)    Except as listed on Schedule 4.8(c), to the Knowledge of the Sellers, no breach or default, alleged breach or default or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract has occurred and no written notice of any claim of breach or default under any Material Contract has been given to any party thereto. Except as listed on Schedule 4.8(c), consummation of the Transactions will not (and will not give any Person a right to) terminate or modify any rights of, require any consent under, or accelerate or augment any obligation of, the Company or any Subsidiary under any Material Contract.

(d)    All of the Material Contracts are in full force and effect and constitute the legal, valid, and binding obligation of the Company (and/or each Subsidiary, as applicable) and, to the Knowledge of the Sellers, constitute the legal, valid, and binding obligation of each other party thereto.

4.9    Intellectual Property.    Except as set forth on Schedule 4.9:

(a)    The Company owns, or is licensed or otherwise possesses legally enforceable and unencumbered (except as provided under the terms of the agreements set forth on Schedule 4.9(b)) rights to use and exploit the Company IP in the conduct of the Company’s business. The Company IP constitutes all the Intellectual Property necessary to the conduct of the business of the Company as currently conducted. The Company has not (i) licensed any of the Company IP in source code form to any Person or (ii) entered into any agreement granting exclusive rights of any type or scope with respect to any Intellectual Property owned by the Company or exclusively licensed to the Company by any Person.

(b)    Schedule 4.9(b) lists (i) all Company Registered IP, including the jurisdictions in which each such item of Company Registered IP has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party pursuant to which any Person (other than the Company) is authorized to use any Company IP, and (iii) all licenses, sublicenses and other agreements to which the Company is a party (other than Standard Agreements) pursuant to which the Company is authorized to use any Third Party Intellectual Property Rights.

(c)    To Sellers’ Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property owned by the Company or exclusively licensed to the Company by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property right, other than indemnification provisions contained in purchase orders, Standard Agreements or other agreements arising in the ordinary course of business. No royalties or other continuing payment obligations are due in respect of any Third Party Intellectual Property Rights except pursuant to Standard Agreements or agreements listed in Schedule 4.9(b).

(d)    All Patents, trademarks, trade names, service marks and copyrights in the Company Registered IP are valid and subsisting. The Company has not been sued in any suit, action or proceeding (or received any written notice or, to Sellers’ Knowledge, threat) which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Rights. The operation of the business of the Company as currently conducted does not infringe or misappropriate any Third Party Intellectual Property Rights other than: (A) immaterial infringements, misappropriations or violations of third party rights in media content which would not reasonably result (if the Company continues its current practices with respect to responding to claims) in aggregate out-of-pocket Losses to the Company in excess of $50,000 prior to the first anniversary of the Effective Date, and (B) Losses for which the Company actually receives indemnification pursuant to a written agreement with a media content provider. The Company has not brought any action, suit or proceeding for infringement of Company IP or breach of any license or agreement involving Company IP against any third party.

(e)    The Company has secured valid written assignments from all consultants and Company employees who contributed to the creation or development of Company IP by or for the Company of the rights to such contributions that the Company does not already own by operation of law.

(f)    The Company has taken customary and reasonable steps to protect and preserve the confidentiality of all of its Confidential Information included in the Company IP. All use, disclosure or appropriation of material Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. The Company’s use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

(g)    There are no actions that must be taken by the Company with any Governmental Entity within 120 days of the date of this Agreement that, if not taken, will result in the loss of any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered IP.

4.10    Title to Assets.    Schedule 4.10 lists all tangible personal property material to the business of the Company and its Subsidiaries (collectively, the “Assets”). The Company and/or each Subsidiary, as applicable, has good title to all of the Assets, free of all Encumbrances, except for (a) Encumbrances consisting of liens for Taxes not yet due or matters otherwise described in Schedule 4.18, and (b) Encumbrances described in Schedule 4.10. All of the Assets are in a reasonably good state of maintenance and repair and are adequate for the business of the Company and each Subsidiary. To the Sellers’ Knowledge, the Assets, together with the real property leased under the Leases and the Company Intellectual Property, include all assets and properties necessary to enable Roxio following the Effective Date to continue to conduct the Company’s and each Subsidiary’s business as presently conducted, except as set forth on Schedule 4.10.

4.11    Real Property; Leased Property.    Neither the Company nor any Subsidiary owns any real property or has any options or contractual obligations to purchase or acquire any interest in real property. All material leasehold properties (including, without limitation, the Leases) held by the Company or any Subsidiary as lessee are held under leases that are valid, binding and enforceable with respect to the Company or any such Subsidiary, subject only to such exceptions as are not, individually or in the aggregate, material to the business of the Company or any such Subsidiary, and to the Sellers’ Knowledge, such leases are valid, binding and enforceable with respect to the lessors thereof. To the Sellers’ Knowledge, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by the Company or any Subsidiary. The Company holds such leasehold estates free and clear of all Encumbrances (other than the terms of the applicable Lease) in and to (i) the property located at 28 West 44th Street, New York, New York 10036, pursuant to a lease (the “New York Lease”) dated as of November 1, 2001, by and between Accel Healthcare, L.L.C., as landlord, and the Company, as tenant, and (ii) the property located at 9044 Melrose Avenue, Los Angeles, California 90069, pursuant to a lease (the “Los Angeles Lease,” and together with the New York Lease, the “Leases”), dated as of September 7, 2001, by and between Fox & Fields, a general partnership, as landlord, and the Company, as tenant. Copies of the Leases have been furnished to Roxio.

4.12    Labor Relations.    Except as set forth on Schedule 4.12, there has not been, and, to the Sellers’ Knowledge, there has not been threatened: (i) any employee grievance process against the Company or any Subsidiary, (ii) any action or other claim against or affecting the Company or any Subsidiary relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including, without limitation, any charge or complaint filed by an employee with the Equal Employment Opportunity Commission or any similar governmental authority, any labor organizational activity, or any other labor or employment dispute against or affecting the Company, its Subsidiaries, or their respective premises, or (iii) any application for certification of a collective bargaining agent.

4.13    Employee Benefit Plans.    Schedule 4.13 includes a list of each employment, severance, bonus, profit sharing, compensation, termination, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement created, entered into, maintained or contributed to by the Company or any of its ERISA Affiliates (as defined below) for the benefit or welfare of any current or former director, officer or employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”). Each of the Company Benefit Plans is in material compliance with all applicable laws, including ERISA and the Code. With respect to each Company Benefit Plan, the Company has made available to Roxio true, complete and correct copies of, to the extent applicable: (i) the current plan documents and summary plan descriptions, (ii) annual reports (Form 5500 series) filed with the IRS (with applicable attachments) for the previous two years, and (iii) the most recent determination letter received from the IRS. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and, to the Sellers’ Knowledge, no event has occurred after the date of such determination that would be reasonably likely to adversely affect such determination. Neither the Company nor any ERISA Affiliate maintains, contributes to or has any liability with respect to any Plan governed by Title IV of ERISA (including, without limitation, any “multiemployer plan,” as defined in Section 3(37) of ERISA). No event or condition exists which could subject the Company or any ERISA Affiliate to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or any material excise tax related to the Company Benefit Plans (including, without limitation, any taxes under Sections 4975, 4976, or 4980B of the Code) or the loss of a federal tax deduction that would have a Material Adverse Effect on the Company. There are no pending or, to the Sellers’ Knowledge, threatened Actions, suits, investigations or claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, and to the Sellers’ Knowledge, there are no facts which could give rise to (or be expected to give rise to) any such Actions, suits, investigations or claims. The Company and each of its ERISA Affiliates have no obligations under any Company Benefit Plan or otherwise to provide health, medical, dental or disability benefits to former employees of the Company or any ERISA Affiliate, except as specifically required by Section 4980B of the Code (commonly referred to as COBRA). No workers provided by third party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have been purported to provide services as independent contractors of the Company or any ERISA Affiliate participate or are entitled to participate in any Company Benefit Plan. “ERISA Affiliate” means, with respect to the Company, any trade or business that together with the Company would be deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA.

4.14    Litigation.    Other than as set forth on Schedule 4.14, there is no Order or Action pending or, to the Sellers’ Knowledge, threatened against or affecting the Company, its Subsidiaries, their respective properties or assets or any of their respective officers, directors or employees in their capacity as an officer, director or employee, as applicable. Neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it, or for damages sustained by it, with respect to or affecting the Company, its Subsidiaries, their respective accounts, properties, assets or rights, or relating to the Transactions, and none of the assets of the Company, its Subsidiaries, nor any of their respective business practices is in any manner, directly or indirectly, affected by injunction of any court or governmental, administrative or regulatory authority. Schedule 4.14 lists each Order and each Action properly served on the Company or of which Sellers otherwise have Knowledge that involves a claim or potential claim of aggregate liability in excess of $10,000 against, or that enjoins or seeks to enjoin any activity by, the Company or any Subsidiary. Except as set forth on Schedule 4.14, there is no matter as to which the Company or any Subsidiary has received any written notice, claim or assertion, or, to the Sellers’ Knowledge, which otherwise has been threatened or initiated, against or affecting any member of the Operating Committee or any officer, employee, agent or representative of the Company or any Subsidiary or any other Person, nor to the Sellers’ Knowledge is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by the Company or any Subsidiary.

4.15    Compliance with Laws.    Except as set forth on Schedule 4.15, (i) neither the Company nor any Subsidiary has received written notice of any violation of any Laws (including without limitation any Laws providing or creating rights in or for the benefit of a third party (including but not limited to rights of privacy or publicity)) applicable to the operation of the Company or any Subsidiary or with respect to which compliance is a condition of engaging in the Company’s or any Subsidiary’s business, (ii) the Company and its Subsidiaries are organized and have conducted their respective businesses in compliance with all Laws (including without limitation any Laws providing or creating rights in or for the benefit of a third party (including but not limited to rights of privacy or publicity)) and the forms, procedures and practices of the Company and its Subsidiaries are in compliance with all such Laws, (iii) the use and operation of the assets of the Company and its Subsidiaries are in compliance with all applicable Laws (including without limitation any Laws providing or creating rights in or for the benefit of a third party (including but not limited to rights of privacy or publicity)), and (iv) the Company and its Subsidiaries have all business licenses and other similar Governmental Authorizations necessary to conduct their respective businesses as presently conducted and all such business licenses and other similar Governmental Authorizations are valid and in full force and effect and will remain so upon consummation of the Transactions. To the Sellers’ Knowledge, no suspension, cancellation or termination of any of such business licenses or other similar Governmental Authorizations is threatened or imminent.

4.16    Employees.    Schedule 4.16 contains a true, complete and correct list of the following information for each employee of the Company and each Subsidiary: name, job title, location, and current annual base salary.

4.17    Insurance.    Schedule 4.17 contains a true, complete and correct list of all of the Company’s and each Subsidiary’s insurance policies currently in effect. There are no pending claims under any of such policies, and all premiums due and payable under all such policies have been paid and neither the Company nor any Subsidiary is in default under and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company and each Subsidiary has timely filed claims with its insurers with respect to all material matters and occurrences for which the Sellers believe the Company and each Subsidiary has coverage and neither Seller has received notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies.

4.18    Tax.

(a)    The Company.    The Company is a “partnership” for all federal and state Tax purposes, and has taken no actions and has filed no elections inconsistent with treatment as a partnership for such purposes. The Company has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file such Tax Returns or to pay such Taxes would not have a Material Adverse Effect on the Company. Except as otherwise set forth on Schedule 4.18, the Company has no material income from sources outside the United States, and the Company is not subject to taxation in any jurisdiction other than (i) the United States and (ii) state and localities in the United States. The Company has withheld and paid all Taxes required to be withheld and paid including with respect to its employees all applicable Income Taxes, FICA, and other Taxes required to be withheld and paid. The Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. No claim has ever been made in writing by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no liens or other encumbrances relating to Taxes (other than Taxes not yet due and payable) applicable to any of the assets of the Company. No foreign, federal, state, or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to any Taxes of the Company. The Company has no material liability for the Taxes of any Person under Treasury Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code. The Sellers have delivered to Roxio true and complete copies of all federal Income Tax Returns on Form 1065 and all corresponding foreign, state, or local Tax Returns, all examination reports, and all statements of deficiencies assessed against or agreed to by the Company that have been filed or received for periods for which the applicable statute of limitations has not expired. Such federal Income Tax Returns on Form 1065 and all corresponding foreign, state, or local Tax Returns are correct in all material respects.

(b)    Subsidiaries.    No Governmental Entity has ever made a claim in writing against any Subsidiary for Taxes or made a claim in writing that any Subsidiary is or may be subject to Tax in any jurisdiction. Except as set forth on Schedule 4.18, the Subsidiaries: (i) at no time carried out any business activity or accrued any income for Tax purposes under the Laws of any jurisdiction; and (ii) at all times (A) filed all Tax Returns and other information reports and other documentation required by the Laws of any jurisdiction that could assert liability for Taxes, and (B) paid all withholding Taxes with respect to any payments or accruals by or with respect to any

Subsidiary. The Sellers have delivered to Roxio correct and complete copies of all Tax Returns and other information reports and other documentation regarding Taxes with respect to any Subsidiary.

4.19    Brokers or Finders.    No agent, broker, finder, investment or commercial banker, or other Person is or will be entitled to any brokerage or finder’s or similar fee or other commission in connection with this Agreement based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of any of the Sellers, the Company, or any of their respective Affiliates.

4.20    Bank Accounts, Powers, etc.    Schedule 4.20 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from the Company or any Subsidiary.

4.21    Accuracy of Information.    No representation, warranty or statement made by the Sellers in this Agreement contains any untrue statement of material fact or omits to state any material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

4.22    Receivables.    Except as set forth on Schedule 4.22, all receivables of the Company and its Subsidiaries represent sales actually made in the ordinary course of business, and are current and fully collectible.

4.23    Environmental Compliance.    To the Sellers’ Knowledge and except as set forth on Schedule 4.23, (i) neither the Company nor any Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company, its Subsidiaries or the use of any property or facility of the Company or its Subsidiaries or any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of the Company or its Subsidiaries; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Company or its Subsidiaries, whether before or during the Sellers’ ownership, has been and is being handled or dealt with in all respects in compliance with applicable Laws.

4.24    No Voting Agreements.    Except as set forth in this Agreement, neither SMEI nor UMG, nor any of their respective Affiliates, has executed or delivered any proxy or entered into or delivered or is bound by any other voting agreement or similar arrangement that affects or relates to the voting or giving of written consents with respect to the Roxio Shares. SMEI and its Affiliates, on the one hand, and UMG and its Affiliates, on the other hand, have not agreed to act together for the purpose of acquiring, holding, voting or disposing of the Roxio Shares, and they do not constitute a “group” within the meaning of Rule 13d-5 promulgated under the Exchange

Act. SMEI is not an “associate” or “affiliate” of UMG, and UMG is not an “associate” or “affiliate” of SMEI (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act).

4.25    Representations Exclusive; Seller Knowledge Convention.

(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING THE SCHEDULES HERETO, NEITHER SELLER NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND EACH SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY SUCH SELLER OR BY ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS.

(b)    Whenever a representation or warranty made by any Seller herein refers to “Sellers’ Knowledge,” “Knowledge of the Sellers,” or a phrase of similar meaning, such knowledge shall be deemed to consist only of (i) the knowledge of any matter actually known by the individuals listed on Schedule 4.25 (collectively, the “Seller Universe”) and/or (ii) the knowledge of any matter that would reasonably be expected to have been known by any member of the Operating Committee listed on Schedule 4.1 had he or she conducted a reasonable inquiry; provided, that, a “reasonable inquiry” for purposes of the foregoing as to any Person included in the Seller Universe shall be deemed to consist only of an appropriate consultation by such Person with each of the other Persons included in the Seller Universe (except that those persons appointed to the Operating Committee by UMG as listed in Schedule 4.1 (the “UMG Operating Committee Appointees”) need not consult with those persons appointed to the Operating Committee by SMEI as listed in Schedule 4.1 (the “SMEI Operating Committee Appointees”), and the SMEI Operating Committee Appointees need not consult with the UMG Operating Committee Appointees), and provided further that, as to representations and warranties in Sections 3.2(b) (No Conflict) and 3.6 (Certain Interests), the “Knowledge” of SMEI shall be deemed to consist only of the knowledge of the SMEI Operating Committee Appointees and the “Knowledge” of UMG shall be deemed to consist only of the knowledge of the UMG Operating Committee Appointees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ROXIO

Roxio hereby represents and warrants to each of the Sellers as follows:

5.1    Organization and Good Standing.    Roxio is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2    Authority; Enforceability.    Roxio has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Roxio of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary actions by it. Roxio has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Sellers, this

Agreement constitutes a legal, valid and binding agreement, enforceable against Roxio in accordance with its terms, except as such enforceability may be limited by general principles of equity (whether asserted in a proceeding at law or in equity) or by bankruptcy or similar laws affecting the rights of creditors generally.

5.3    No Conflict.    The execution, delivery and performance by Roxio of this Agreement and the LLC Agreement will not (i) violate, conflict with or result in the breach of any provision of its organizational documents, (ii) conflict with or violate any Law or Governmental Authorization applicable to Roxio, or any of its subsidiaries or any of their respective assets or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets of Roxio or any of its subsidiaries pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which Roxio or any of its subsidiaries is a party or by which any of their respective assets are bound or affected.

5.4    Roxio Shares.    The aggregate number of Roxio Shares issued to the Sellers pursuant to Section 2.1(a) constitutes the number of whole Roxio Shares nearest to, but not exceeding, 19.999% of Roxio’s Common Stock outstanding on the Effective Date immediately prior to such issuance. No Person has any right of first refusal or any preemptive rights in connection with the issuance of the Roxio Shares. Except for (i) outstanding options to purchase 6,278,071 shares of Roxio’s Common Stock pursuant to Roxio’s 2000 Stock Option Plan, 2001 Stock Option Plan, 2002 Stock Option Plan, and 2001 Directors Option Plan, (ii) a warrant for 117,647 shares of Roxio’s Common Stock issued to Virgin Holdings, Inc., and (iii) a warrant for 100,000 shares of Roxio’s Common Stock issued to Napster, Inc., no Person has any right, option, warrant or other agreement to acquire any shares of Roxio’s Common Stock or any other equity interest in Roxio.

5.5    Disclosure.    Since March 31, 2001, Roxio has timely filed all forms, reports and documents with the SEC (including all exhibits thereto) required under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (collectively, the “SEC Documents”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates and with respect to the most recently filed SEC Documents, as of the Effective Date) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as with respect to the Transactions, and except as disclosed to the Sellers in writing or in materials filed by Roxio pursuant to the Securities Act or the Exchange Act, there has been no Material Adverse Effect on Roxio since March 31, 2002.

5.6    Intellectual Property.

(a)    (i) Each of Roxio and its subsidiaries owns or possesses sufficient rights to use all Intellectual Property described or referred to in Roxio’s SEC Documents as owned by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in Roxio’s SEC Documents (collectively, “Roxio Intellectual Property”), except where the failure to currently own such Roxio Intellectual Property or possess such rights could not reasonably be expected to have a Material Adverse Effect, and (ii) except as set forth on Schedule 5.6(a), neither Roxio nor any of its subsidiaries has received any notice of, or has any knowledge of, any infringement of rights of a third party with respect to any Roxio Intellectual Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth on Schedule 5.6(b), Roxio owns (i) all right, title and interest in and to all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations, renewals and goodwill associated therewith, formerly owned or possessed by Napster, Inc. and (ii) all right, title and interest in and to the uniform resource locator addresses and customer databases formerly owned by Napster, Inc., in each case, only to the extent disclosed in that certain Asset Purchase Agreement dated November 15, 2002 (the “Napster APA”) as approved in the Bankruptcy Order (together, the “Napster Assets”), free and clear of any Encumbrances (other than liens for current taxes not yet due and payable or Encumbrances set forth in the Napster APA or the Bankruptcy Order) and of any claims by or any interest of any other Person. Except as set forth in the Napster APA or the Bankruptcy Order, Roxio has the right to utilize the Napster Assets, either separately or in conjunction with other assets, in Roxio’s business as currently contemplated and Roxio’s currently contemplated use of the Napster Assets will not conflict with any Law of the rights of any Person.

5.7    Private Offering.    None of Roxio, any of its subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which could reasonably be expected to subject the offer, issuance or sale of the Roxio Shares, as contemplated hereby, to the registration provisions of the Securities Act.

5.8    Issuance.    The Roxio Shares to be delivered by Roxio hereunder have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances except for restrictions under applicable securities Laws, and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

5.9    S-3 Eligibility.    Roxio satisfies the registrant requirements set forth in the general instructions for registration statements on Form S-3 under the Securities Act.

5.10    Brokers or Finders.    No agent, broker, finder, or investment or commercial banker, or other Person is or will be entitled to any brokerage or finder’s or similar fee or other commission in connection with this Agreement based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Roxio.

5.11    Representations Exclusive.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING THE SCHEDULES HERETO, NEITHER ROXIO NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND ROXIO HEREBY

DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY ROXIO OR BY ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Registration of Roxio Shares.

(a)    (i)    Registration.    Subject to receipt of necessary information in writing from the Sellers, including without limitation, a Questionnaire from each Seller, Roxio shall, for the benefit of the Sellers, at Roxio’s expense, (x) use its commercially reasonable efforts to cause to be filed within ninety (90) days of the date hereof with the SEC a resale registration statement on Form S-3 or any other appropriate form (the “Registration Statement”) to register for resale all Roxio Shares issued to the Sellers under this Agreement, (y) use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act by the SEC as soon thereafter as practicable and (z) use its commercially reasonable efforts to keep such Registration Statement effective during the Effective Period, in each case subject to Roxio obtaining the necessary accountants’ consents and its ability to comply with applicable securities laws (including those pertaining to Form S-3 or other appropriate form in the event Roxio is not eligible to use Form S-3). Thereafter, Roxio shall be entitled to withdraw the Registration Statement and the Sellers will have no further right to offer or sell any of the Roxio Shares pursuant to the Registration Statement. Each Seller or its permitted assign(s) hereby agrees to furnish to Roxio all information with respect to such Person as is necessary to make the disclosure in the Registration Statement with respect to such Person not materially misleading, including, without limitation, the Questionnaire. Roxio will, in the event that the Registration Statement is declared effective, provide to the Sellers and/or their permitted assign(s) and to their counsel, a reasonable number of copies of the prospectus which is a part of the Registration Statement and promptly notify the Sellers when the Registration Statement has become effective. Roxio further agrees, if necessary, to supplement or amend the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by Roxio for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for resale registrations, and Roxio agrees to furnish to the Sellers copies of any such supplement or amendment promptly after its being used or filed with the SEC, in each case subject to Roxio obtaining the necessary accountants’ consents and its ability to comply with applicable securities laws (including those pertaining to Form S-3 or other appropriate form in the event Roxio is not eligible to use Form S-3). Subject to the provisions in the following sentence, Roxio will not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 6.1 if (a) a material event has occurred or is likely to occur that has not been publicly disclosed (provided that nothing herein requires the disclosure of such information to the Sellers) or (b) Roxio determines registration could interfere with any financing, acquisition, disposition, corporate reorganization or other material transaction involving Roxio or any of its subsidiaries. If any event in clause (a) or (b) occurs, Roxio will have the right to defer (a “Deferral”) taking such action for a period of not more than sixty (60) days after written notice of such Deferral is given to the Sellers.

(i)    Furnish Information.

(A)    Roxio shall give the Sellers and their respective counsel and accountants the opportunity to participate in the preparation of the Registration Statement, each prospectus included therein or filed with the SEC, and each amendment or supplement thereto.

(B)    Roxio shall cause the Registration Statement and any related prospectus and any amendment or supplement thereto to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

(C)    Roxio shall use its commercially reasonable efforts to obtain the withdrawal as soon as practicable of any order suspending the effectiveness of the Registration Statement.

(D)    Roxio will comply with all rules and regulations of the SEC to the extent and so long as they are applicable to any registration of the Roxio Shares pursuant to the Securities Act and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than fifty (50) days after the end of a twelve (12)-month period (or one hundred and five (105) days, if such period is a fiscal year) beginning with the first month of Roxio’s first fiscal quarter commencing after the effective date of the Registration Statement, which earnings statement shall cover such twelve (12)-month period.

(E)    Roxio will use its commercially reasonable efforts to cause the Roxio Shares to be sold pursuant to the Registration Statement to be listed on the Nasdaq Stock Market or any other securities exchanges or markets on which shares of Roxio’s Common Stock are then listed.

(F)    (1)    In the event of a registration of any offering of any Roxio Shares under the Securities Act pursuant to this Section 6.1, Roxio will indemnify and hold harmless each Seller and its permitted assign(s) against any losses, claims, damages or liabilities, joint or several, to which such Seller or assignee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Seller or assignee for any legal or other expenses reasonably incurred by such Seller or assignee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that, Roxio will not be liable in any such case (a) if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission so made in conformity with information furnished in writing by such Seller or assignee specifically for use in such Registration Statement (including, without limitation, any information contained in the Questionnaire), (b) if the Roxio Shares in respect of which such loss, claim, damage, liability or action is asserted have been delivered after sale without being accompanied or preceded by a final prospectus, or (c) if, in the event that Roxio has informed the Sellers that Roxio will provide a prospectus supplement or amended prospectus with respect to the Roxio Shares within twenty (20) days (a “Notice of Amended Prospectus”), the Roxio Shares in respect of which such loss, claim, damage, liability or action is asserted, (x) are sold after the date of such Notice of Amended Prospectus and prior to the date that such prospectus supplement or amended prospectus is delivered to the Sellers, provided that such supplement or amended prospectus is delivered within twenty (20) days of the Notice of Amended Prospectus, or (y) have been delivered after sale without being accompanied or preceded by such prospectus supplement or amended prospectus, provided that such supplement or amended prospectus is delivered within twenty (20) days of the Notice of Amended Prospectus.

(2)    In the event of a registration of any offering of any of the Roxio Shares under the Securities Act pursuant to this Section 6.1, each Seller or assignee of such Roxio Shares registered thereunder, severally and not jointly, will indemnify and hold harmless Roxio, each person, if any, who controls Roxio within the meaning of the Securities Act, each officer of Roxio who signs the Registration Statement, each director of Roxio, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which Roxio or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement or any amendment or supplement thereof, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Roxio and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that, such Seller or assignee will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance upon and in conformity with information pertaining to such Seller or assignee furnished in writing to Roxio by such Seller or assignee specifically for use in the Registration Statement (including, without limitation, any information contained in the Questionnaire); provided, further, that, the liability of each Seller or assignee hereunder shall not in any event exceed the proceeds from the sale of its Roxio Shares covered by such Registration Statement. The procedure for any indemnification claims under this Section 6.1(a)(ii)(F) shall be as set forth in Section 7.4, mutatis mutandis.

(3)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any indemnified party exercising rights under this Agreement makes a claim for indemnification pursuant to this Section 6.1(a)(ii)(F) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6.1 provides for indemnification in such case, (b) contribution under the Securities Act may be required on the part of any such Seller or assignee in circumstances for which indemnification is provided under this Section 6.1, or (c) the indemnification provided for by this Section 6.1 is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then, and in each such case, Roxio and the Sellers or assignees will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) (x) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other or (y) if the allocation provided by clause (x) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (x) above but also the relative benefits received by the indemnifying party and the indemnified party from the registration of the securities as well as the statements or omissions which resulted in such losses, claims, damages or liabilities and any other relevant equitable considerations. No Seller or assignees will be required to contribute any amount in excess of the proceeds of its Roxio Shares covered by such Registration Statement and no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(G)    (1)    Suspensions.    Notwithstanding the foregoing, each Seller agrees that upon a Suspension Event (as defined below) and Roxio’s delivery of notice pertaining thereto, then each Seller and its assignees will forthwith refrain from and discontinue such Seller’s or assignee’s disposition of any Roxio Shares pursuant to the Registration Statement until the time of such Seller’s receipt of copies of a supplement to or an amendment of such prospectus that has been prepared and filed by Roxio or until such Seller is advised in writing by Roxio that the current Registration Statement may be used. The receipt of any notice by the Sellers with respect to a Suspension Event shall not be disclosed, and shall be kept in strict confidence, by the Sellers or their assignees. For the purposes of this Agreement, a suspension event shall mean any of the following events (each, a “Suspension Event”):

a.	any request by the SEC or any other Governmental Entity during the Effective Period for amendments or supplements to the Registration Statement,

b.	the issuance by the SEC or any other Governmental Entity of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose,

c.	the receipt by Roxio of any notification with respect to the suspension or the qualification or exemption from qualification of any of the Roxio Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose,

d.	any event or circumstance which necessitates the making of any changes in the Registration Statement, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus included in the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

e.	a good faith determination of Roxio that continued use by the Sellers of the Registration Statement for purposes of effecting offers or sales of the Roxio Shares pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement of material, nonpublic information concerning Roxio, its business or prospects or any proposed material transaction involving Roxio and that it is essential to suspend the use by the Sellers of such Registration Statement for purposes of effecting offers or sales of the Roxio Shares thereto; provided, that, this subsection e. may constitute a Suspension Event not more than two times in any twelve (12) month period, and collectively, for a period of not more than one hundred twenty (120) days.

(2)    Market Stand-off.    Each Seller hereby agrees that, if so requested by Roxio, such Seller or such Seller’s assignee holding Roxio Shares constituting 1% or greater of the then outstanding shares of Roxio’s Common Stock shall enter into a customary market stand-off agreement with Roxio that restricts sales or other transfers of the Roxio Shares during the ninety (90)-day period following the effective date of a specified registration statement of Roxio (other than the Registration Statement) filed under the Securities Act; provided, that, all stockholders of Roxio that hold, together with their respective Affiliates, five percent (5%) or greater of Roxio’s Common Stock issued and outstanding, and all officers and directors of Roxio, have entered into market stand-off agreements on the same terms as are being requested of the Sellers; provided, further, that, Roxio shall be entitled to make a request pursuant to this clause (2) only once in any eighteen (18)-month period.

(H)    For so long as Roxio is subject to the reporting requirements of Section 13 or 15 of the Exchange Act and any of the Roxio Shares are not freely tradable, Roxio will use its commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder, or, if Roxio ceases to be so required to file such reports, it will, upon the request of the Sellers, (i) make publicly available such information as is necessary to permit sales of the Roxio Shares pursuant to Rule 144 under the Securities Act and (ii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable the Sellers to sell their Roxio Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. The Sellers agree that they will not effect any disposition of the Roxio Shares except as contemplated in the Registration Statement or as otherwise permitted by Law and by this Agreement and that they will each promptly notify Roxio of any changes in the information set forth in the Registration Statement regarding each such Seller or their respective plans of distribution.

(I)    Roxio may elect to include shares of common stock for its own account or the account of any of its other shareholders in the Registration Statement covering the Roxio Shares; provided that such inclusion does not result in less than all of the Roxio Shares being included in the Registration Statement.

(J)    Notwithstanding any other provision of this Agreement: (i) SMEI may not assign any of its rights under this Section 6.1, except that it may assign such rights to any Person to which it concurrently transfers or has previously transferred a number of Roxio Shares that constitutes at least 1% of the then outstanding shares of Roxio’s Common Stock as of the time of such proposed assignment, and (ii) UMG may not assign any of its rights under this Section 6.1, except that it may assign such rights to any Person to which it concurrently transfers or has previously transferred a number of Roxio Shares that constitutes at least 1% of the then outstanding shares of Roxio’s Common Stock. Notwithstanding the foregoing, a permitted assignee of SMEI’s and/or UMG’s rights pursuant to this Section 6.1(j) shall be permitted to subsequently assign the rights granted pursuant to this Section 6.1 to other Persons to which such permitted assignee concurrently transfers or has previously transferred all of the Roxio Shares previously transferred to such permitted assignee that are or were then owned by such permitted assignee.

6.2    Board of Directors.

(a)    For so long as either Seller shall have sold no more than 645,929 shares of the Roxio Shares received by it pursuant to Section 2.1(a), such Seller shall be entitled to nominate one director to Roxio’s Board of Directors, and Roxio shall take, subject to applicable Law, all necessary action to ensure that such Seller’s designee is properly nominated by the Board of

Directors (or a committee thereof) and included as a member of the management’s slate of nominees in each proxy statement prepared in connection with the annual meeting of shareholders at which directors of Roxio are to be elected; provided, however, that (x) each Seller’s designee shall not be nominated to serve in the same class of directors, and (y) each Seller’s designee shall be subject to Roxio’s approval, which approval shall not be unreasonably withheld. The initial designee of each Seller is set forth in Schedule 6.2(a) (the “Initial Designees”). Roxio agrees to appoint the Initial Designees to fill newly created vacancies on Roxio’s Board of Directors within sixty (60) days after the Effective Date.

(b)    Should either Seller’s representative on the Board resign or otherwise be unable to serve, such Seller shall be entitled to designate a replacement, and Roxio shall take, subject to applicable Law, all necessary action to appoint such replacement to fill the vacancy. Such replacement designee shall be subject to Roxio’s approval, which approval shall not be unreasonably withheld.

(c)    Notwithstanding the foregoing requirements, if at any time either Seller’s relative percentage ownership of Roxio’s Common Stock then outstanding is diluted for any reason (other than because of any sale by such Seller of any Roxio Shares), then such Seller shall maintain its right to nominate a director in accordance with this Section 6.2, unless and until its percentage ownership is reduced (for any reason) to less than one percent (1%) of Roxio’s Common Stock then outstanding. In the event that the right of either Seller or any permitted assignee to nominate a director under this Section 6.2 is terminated for any reason, such Person agrees, upon the written request of Roxio, to promptly cause such Person’s designee to resign from Roxio’s Board of Directors.

(d)    Roxio covenants that, for as long as either Seller’s (or its permitted assign’s) right to nominate a director pursuant to this Section 6.2 is in effect, it will not, without the prior written consent of each Seller (or its permitted assign) then holding such right, at any time permit its Board of Directors to have more than 10 members.

(e)    Notwithstanding any other provision of this Agreement (but subject to the last sentence of this Section 6.2(e)): (i) SMEI may not assign any of its rights under this Section 6.2, except that it may assign such rights to any one SMEI Permitted Transferee (as defined below) to which it also concurrently transfers all of the Roxio Shares received by SMEI pursuant to this Agreement which are owned by SMEI at the time of such transfer or to which it has previously transferred all of the Roxio Shares received by SMEI pursuant to this Agreement which are owned by SMEI at the time of such transfer, provided that such SMEI Permitted Transferee has agreed in writing with Roxio to be bound by the terms of this Section 6.2, is then an Affiliate of SMEI and is not engaged in a business competitive with any business then operated or conducted by Roxio or any of its Subsidiaries or Affiliates (other than any such Affiliates who are natural Persons); and (ii) UMG may not assign any of its rights under this Section 6.2, except that it may assign such rights to any one UMG Permitted Transferee (as defined below) to which it also concurrently transfers all of the Roxio Shares received by UMG pursuant to this Agreement which are owned by UMG at the time of such transfer, or to which it has previously transferred all of the Roxio Shares received by UMG pursuant to this Agreement which are owned by UMG at the time of such transfer, provided that such UMG Permitted Transferee has agreed in writing with Roxio to be bound by the terms of this Section 6.2, is then an Affiliate of UMG and is not engaged in any business that is competitive with any business then operated or conducted by Roxio or any of its Subsidiaries or Affiliates (other than any such Affiliates who are natural Persons). For purposes hereof, an “SMEI Permitted Transferee” is (1) any Person named on Schedule 6.2(e)-1 or (2) any other Person the assignment of SMEI’s rights under this Section 6.2 to which has been previously consented to in writing by Roxio, such consent not to be unreasonably withheld. For purposes hereof, a “UMG Permitted Transferee” is (1) any Person named on Schedule 6.2(e)-2 or (2) any other Person the assignment of UMG’s rights under this Section 6.2 to which has been previously consented to in writing by Roxio, such consent not to be unreasonably withheld. Notwithstanding the foregoing, (I) with the prior written consent of Roxio (which shall not be unreasonably withheld), an SMEI Permitted Transferee and a UMG Permitted Transferee may subsequently assign the rights granted pursuant to this Section 6.2 to other Persons (A) to which such SMEI Permitted Transferee or UMG Permitted Transferee concurrently transfers or has previously transferred all of the Roxio Shares previously transferred to such SMEI Permitted Transferee or UMG Permitted Transferee, as applicable and (B) that are Affiliates of SMEI and UMG, respectively, as of the Effective Date and that are not, at the time of such proposed assignment, engaged in a business that is competitive with any business operated or conducted by Roxio or any of its Subsidiaries or Affiliates (other than any such Affiliates who are natural Persons) at such time; (II) unless earlier terminated pursuant to Section 6.2(a) and/or Section 6.2(c) or Roxio otherwise consents in writing (which consent shall not be unreasonably withheld), all rights of UMG or any permitted assignee, as applicable, under this Section 6.2 shall terminate immediately upon a Change of Control with respect to such Person if the acquiring Person in such Change of Control and/or any of its Affiliates who are not natural Persons is or are engaged in a business that is competitive with any business operated or conducted by Roxio or any of its Subsidiaries or Affiliates (other than any such Affiliates who are natural Persons) at such time; and (III) unless earlier terminated pursuant to Section 6.2(a) or Section 6.2(c) or Roxio otherwise consents in writing (which consent shall not be unreasonably withheld), all rights of SMEI or any permitted assignee, as applicable, under this Section 6.2 shall terminate immediately upon a Change of Control with respect such Person if the acquiring Person in such Change of Control and/or any of its Affiliates who are not natural Persons is or are engaged in a business that is competitive with any business operated or conducted by Roxio or any of its Subsidiaries or Affiliates (other than any such Affiliates who are natural Persons) at such time.

6.3    Tax Covenants.

(a)    The Sellers shall be responsible for preparing and timely filing, or for causing to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries required to be filed for a taxable period ending on or before the Effective Date (a “Pre-Closing Tax Return”), provided that the Sellers shall permit Roxio to review and comment on each such Pre-Closing Tax Return to the extent any material term in such Tax Return will affect any item of Taxes of the Company or any Subsidiary following the Closing and shall make such revisions to such Tax Returns as are reasonably required by Roxio. Sellers collectively, on the one hand, and Roxio, on the other hand, shall equally pay all transfer Taxes, if any, imposed on or in connection with the Transactions.

(b)    Roxio shall file, or cause to be filed, all Tax Returns of the Company required to be filed for taxable periods beginning before and ending after the Effective Date (a “Post-Closing

Tax Return”). Roxio shall permit the Sellers to review and comment on each such Post-Closing Tax Return prior to filing to the extent it relates to a Pre-Closing Period and shall make such revisions to such Tax Returns as are reasonably required by the Sellers.

(c)    Any Taxes for a taxable period that begins on or before the Effective Date and ends after the Effective Date shall be apportioned between the Pre-Closing Period and Post-Closing Period. For such a taxable period, the amount of real, personal and intangible property Taxes for a Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in the entire taxable period, and, the amount of all other Taxes for a Pre-Closing Period shall be determined based on the actual activities, taxable income or taxable loss of the applicable entity during such Pre-Closing Period and such Post-Closing Period. Sellers shall cooperate with Roxio to allocate between Roxio and the Sellers, in the manner mutually agreed upon by the Sellers and Roxio, all items of income, gain, loss, deduction or credit attributable to the Company for the tax year of the Company in which the Effective Date occurs, under Section 706 of the Code. Sellers and Roxio agree that all items of income, gain, loss, deduction or credit attributable to the Company for the tax year of the Company in which the Effective Date occurs shall be allocated between the Sellers and Roxio based on a closing of the Company’s books.

(d)    Any Tax refunds that are received by Roxio or the Company and any amounts credited against Tax to which Roxio or the Company become entitled to that relate to a Pre-Closing Period shall be for the account of the Sellers, and Roxio shall promptly pay over half of each refund to each Seller any such refund after receipt thereof, and shall promptly pay over to each Seller fifty percent of the amount by which Taxes of Roxio or the Company has been actually reduced (as reasonably determined by Roxio) by any such credit.

(e)    Roxio and the Sellers shall cooperate fully in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers and Roxio agree (1) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Date until expiration of the applicable statute of limitations (and extensions thereof), and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the applicable party shall allow the other party to take possession of such books and records.

(f)    Notwithstanding any provisions of this Section 6.3, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due and, to the extent paid by the Company shall be reimbursed by the Sellers, together with a gross-up payment for any Taxes thereon.

6.4    [Reserved]

6.5    Guarantees.    Promptly after the Effective Date, Roxio shall use its commercially reasonable efforts to obtain the full release of the Sellers and their respective Affiliates from the guarantees listed on Schedule 6.5 (the “Guarantees”) and any and all liabilities and obligations arising therefrom; provided that the Sellers shall fully cooperate with Roxio in furtherance of satisfying its obligations under this Section 6.5. In addition, Roxio shall indemnify, hold harmless and defend the Sellers and their respective Affiliates from and against any and all liabilities and obligations arising from the Guarantees.

6.6    Further Assurances.    Each party shall execute and deliver after the date hereof such further certificates, agreements and other documents and take such other actions as another party may reasonably request to consummate or implement the Transactions contemplated hereby or to evidence such events or matters.

6.7    No Actions.    Each Seller covenants to Roxio that neither it nor any of its Affiliates will initiate any Action against any Person serving as an officer, employee or member of the Operating Committee of the Company or any Subsidiary with respect to any action (or failure to act) prior to the Effective Date if such Action would give rise to an indemnity obligation by the Company or any of its Subsidiaries.

6.8    Nonsolicitation.    Each Seller covenants and agrees with Roxio that, at all times during the one (1) year following the Effective Date, it shall not, for itself or on behalf of or for the benefit of any of its Affiliates, directly or indirectly solicit, induce or attempt to induce any employee of the Company, its Subsidiaries, or any employee of Roxio who is substantially involved in the on-line subscription business of the Company, to terminate his or her employment with the Company, its Subsidiaries or Roxio, or to take or accept employment with any other party; provided, however, that Sellers may make general solicitations and may hire any Person who responds to any such solicitation or who otherwise initiates contact with the relevant Seller.

6.9    Technology and Marketing Collaboration.    Section 5.6(c) of the General Partnership Agreement between the Sellers in effect prior to the Effective Date provides that, subject to the Company’s security, cost, quality and timing requirements, the Company will support Sony Corporation’s and Vivendi Universal S.A.’s relevant technologies (including, without limitation, Sony Corporation’s Open MG and Grouping technologies), along with a limited number of others. Notwithstanding the termination of the General Partnership Agreement, Roxio agrees to support Sony Corporation’s relevant technologies (including, without limitation, Sony Corporation’s OpenMG technologies) in the online music distribution service provided by the Company or its successor (the “Service”) subject to the terms of that certain side letter to be delivered by Roxio and Sony Corporation as of the Effective Date (the “Sony Letter Agreement”).

6.10    Contribution of Additional Assets to the Company.

(a)    Roxio shall (i) within a commercially reasonable time following the Effective Date contribute to the Company the Napster Assets owned by Roxio as of the Effective Date,

and (ii) contribute, and cause each of its Subsidiaries and Affiliates (other than any such Affiliates who are natural persons) to contribute, in each case, with respect to this subsection (ii), to the extent commercially reasonable, all of their respective assets related to the Non-Software Business (as defined in the LLC Agreement). In the event that Roxio for whatever reason does not contribute, or cause its Subsidiaries and Affiliates (other than any such Affiliates who are natural Persons) to contribute, any assets described in subsection (ii) immediately above (the “Non-Contributed Assets”), Roxio shall provide, and shall cause its applicable Subsidiaries and Affiliates (other than any such Affiliates who are natural Persons) to provide, to Sellers, the same rights as are set forth in Section 4.03 and Section 4.05 of the LLC Agreement, mutatismutandis, but in each case only with respect to the Non-Contributed Assets.

(b)    To the extent the Company has insufficient cash to make any distribution of Preferred Distribution Amounts required pursuant to Section 6.02(a) of the LLC Agreement or any payment in respect of a Change of Control required pursuant to Section 6.02(c) of the LLC Agreement (the “PDA Deficiency”), Roxio shall lend to the Company the maximum amount permitted under Section 18-607(a) of the Delaware Limited Liability Company Act, up to the full amount of the PDA Deficiency, which amount shall (i) accrue interest at the rate of 9% per annum, compounded annually, (ii) together with such interest, be treated as a liability of the Company for purposes of this Agreement and the LLC Agreement, and (iii) be secured by the assets of the Company (with the parties hereto, as applicable, causing the Managing Member (as defined in the LLC Agreement) to take such actions as may be necessary or desirable in order to perfect such security interest). If, after Roxio has made the loan to the Company contemplated above in this Section 6.10(b), there is still a PDA Deficiency, Roxio shall thereafter make a capital contribution to the Company in an amount equal to any remaining PDA Deficiency.

(c)    The parties hereby acknowledge and agree that it is their intention that Sellers are each express beneficiaries of the provisions of this Section 6.10.

(d)    Notwithstanding any contrary provision herein, no transfer by Roxio of its Membership Interests that does not result in a Change of Control of the Company (as defined in the LLC Agreement) shall relieve Roxio of its obligations under this Section 6.10.

(e)    This Section 6.10 shall automatically terminate and be of no further force or effect upon such time, if ever, as the Seller Members have received (i) Preferred Distribution Amounts equal in the aggregate to an amount equal to two times the Preferred Distribution Cap (as defined in the LLC Agreement) or (ii) all amounts payable pursuant to Section 6.02(c) to them upon a Change of Control of the Company or Roxio, whichever first occurs.

ARTICLE VII

INDEMNIFICATION; REMEDIES

7.1    Survival.    All representations and warranties in this Agreement will survive for a period of one (1) year following the date hereof; provided, that, (i) Sections 3.1, 3.2, 3.3, 3.6 (only the first sentence thereof), 3.7, 4.1, 4.2, 4.6, 4.19, 5.1, 5.2, 5.3, 5.4, 5.8 and 5.10 shall survive forever; (ii) Section 4.18 shall survive until the expiration of the relevant statute of limitations (or, if a claim has been asserted prior to such expiration, until six (6) months after the date of its final resolution); and (iii) Section 4.4(b) shall survive only for 60 days following the Effective

Date. Notwithstanding the foregoing and without limiting subsection (ii) of this Section 7.1, any claims for indemnification as to which notice has been provided pursuant to Section 7.4 prior to the expiration of the applicable survival period, if any, shall survive until the resolution thereof pursuant to this Article 7.

7.2    Obligations of the Sellers.

(a)    Each of the Sellers, jointly and severally, agrees to indemnify and hold harmless Roxio and its Affiliates, and each of their respective representatives, equityholders, controlling Persons, directors, officers, employees, agents and assigns (collectively, the “Indemnified Buyer Parties”) from and against, and to promptly pay to an Indemnified Buyer Party or reimburse an Indemnified Buyer Party for, any and all liabilities, obligations, deficiencies, demands, claims, Actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual damages (including without limitation, reasonable fees and expenses of attorneys, accountants and other experts incurred by any indemnified party in any Action or proceeding between such indemnified party and the indemnitor or between any indemnified party and any third party or otherwise (but in no event shall include special, indirect, punitive or consequential damages)) (individually a “Loss” and collectively, the “Losses”) sustained or incurred by any Indemnified Buyer Party relating to, resulting from, arising out of or otherwise by virtue of (i) any inaccuracy in or breach or nonperformance of any of the representations and warranties made by either Seller pursuant to Article 4, and (ii) any Tax liability of the Company or any Subsidiary for taxable periods ending on or prior to the Effective Date.

(b)    Each of the Sellers, severally and not jointly, agrees to indemnify and hold harmless the Indemnified Buyer Parties from and against, and to promptly pay to an Indemnified Buyer Party or reimburse an Indemnified Buyer Party for, any and all Losses sustained or incurred by such Indemnified Buyer Party relating to, resulting from, arising out of or otherwise by virtue of (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by such Seller in or pursuant to this Agreement (other than pursuant to Article 4, which shall be addressed pursuant to Section 7.2(a)(i) (including, without limitation, any breach of the indemnification obligations of UMG or SMEI pursuant to Section 6.1(a)(ii)(F)(2), subject to the limitations set forth in that section), and (ii) any Tax liability of such Seller for taxable periods ending on or prior to the Effective Date.

(c)    If any Seller indemnifies any Indemnified Buyer Party in respect of Losses arising out of a breach of the representation stated in Section 4.4(b), then, at the request of the Sellers, Roxio shall cause the Company to convey, assign, transfer, and deliver to the Sellers, all of the Company’s right, title and interest in and to claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off in each case against PricewaterhouseCoopers and its affiliates related or incidental to, or otherwise associated with, the indemnity claims resulting in such Losses.

(d)    Subject to Section 8.13, Roxio agrees that the indemnification remedies set forth in this Section 7.2 shall constitute the sole remedies of Roxio and the Indemnified Buyer Parties against the Sellers (or either of them) for any Loss related to a breach of any representation, warranty or covenant of this Agreement.

7.3    Obligations of Roxio.

(a)    Roxio agrees to indemnify and hold harmless each of the Sellers and their respective Affiliates, and each of their representatives, equityholders, controlling Persons, directors, officers, employees, agents and assigns (collectively, the “Indemnified Seller Parties”) from and against, and to promptly pay to an Indemnified Seller Party or reimburse an Indemnified Seller Party for, any and all Losses sustained or incurred by such Indemnified Seller Party relating to, resulting from, arising out of or otherwise by virtue of (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Roxio in this Agreement; or (ii) the operation of the Company’s business, except to the extent such Loss is indemnifiable by any Seller or Sellers pursuant to Section 7.2.

(b)    Subject to Section 8.13, the Sellers agree that the indemnification remedies set forth in this Section 7.3 shall constitute the sole remedies of the Sellers and the Indemnified Seller Parties against Roxio for any Loss related to a breach of any representation, warranty or covenant of this Agreement.

7.4    Procedures For Indemnification.

(a)    The party who is seeking indemnification (the “Claimant”) shall give written notice to the party or parties from whom indemnification is sought (the “Indemnitor”) and any other party to this Agreement promptly after the Claimant learns of the claim or proceeding, which notice shall provide reasonable detail and specificity as to the claim or proceeding and the amount of damages sought in such claim or proceeding; provided, that, the failure to give such notice shall not relieve the Indemnitor or Indemnitors of its or their obligations hereunder except to the extent it is or they are actually damaged thereby. With respect to any third-party claim or proceeding as to which the Claimant is entitled to indemnification, the Indemnitor or Indemnitors shall have the right to elect in writing to defend such claim or proceeding, to select and employ counsel of its or their own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor or Indemnitors deem it advisable to do so, all at the expense of the Indemnitor or Indemnitors. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Notwithstanding the foregoing, if, within fifteen (15) days of receiving written notice of a claim or proceeding from the Claimant, the Indemnitor or Indemnitors elect in writing not to contest such claim or proceeding or fail to make any election, the Claimant will (upon notice to the Indemnitor or Indemnitors) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense of, the Indemnitor or Indemnitors; provided, that, (i) the Claimant shall not settle or compromise any third party claim without the prior written consent of the Indemnitor or Indemnitors and (ii) in the event that the Indemnitor or Indemnitors elect to defend such claim or proceeding in accordance with this Section 7.4(a), the Indemnitor or Indemnitors shall not settle or compromise any third party claim without the prior written consent of the Claimant, in each case of (i) and (ii) which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnitor or Indemnitors may settle a third party claim without the prior written consent of the Claimant if (x)

the Claimant is not required to make any payment, (y) the party or parties making the third party claim execute a full release of the Claimant and (z) there is not in effect any injunction related to the third party claim.

(b)    Notwithstanding Section 7.4(a) above, in the event that Roxio desires to make a claim under Section 4.4(b), Roxio shall, within 60 days of the Effective Date, send written notice to the Sellers of such claim and shall specify in reasonable detail the basis of such dispute and the amount claimed as a result (the “Company Equity Claim Notice”). In the event that the Sellers do not object to the Company Equity Claim Notice by written notice of objection (a “Notice of Objection”) delivered to Roxio within ten (10) days after the date of receipt by the Sellers of the Company Equity Claim Notice, the Sellers shall be deemed to have accepted Roxio’s claim for purposes of this Section 7.4(b) and Section 7.5(a). If, in accordance with the immediately preceding sentence, the Sellers deliver a Notice of Objection to Roxio, the Sellers and Roxio shall promptly endeavor to mutually agree in writing upon any disputed determination(s) with respect to Company Equity and based on such disputed determinations, the amount of Company Equity as of the Effective Date (which amount shall be used for the purposes of 7.5(a) hereof). At the request of either Seller or Roxio, any dispute between the parties relating to Company Equity which cannot be resolved by them within ten (10) days after receipt of the Notice of Objection by Roxio shall be referred to an independent public accounting firm mutually agreed upon by Roxio and the Sellers (the “Disputes Auditor”) for decision, which decision shall be final and binding on the parties hereto. The parties agree that they will use their commercially reasonable efforts to cause the Disputes Auditor to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. The decision of the Disputes Auditor shall be limited to resolving any disputed determinations with respect to Company Equity and based on resolution of such disputed determinations, providing the amount of Company Equity as of the Effective Date (which amount shall be used for the purposes of Section 7.5(a) hereof). The costs and expenses of the Dispute Auditor shall be shared equally by the Sellers and Roxio.

7.5    Limitations.

(a)    Sellers’ Indemnity.    Notwithstanding anything to the contrary contained in this Article 7, (i) no Seller shall be liable with respect to matters described in Section 7.2 above until the total amount of all Losses with respect to such matters exceeds four hundred thousand dollars ($400,000) (the “Sellers’ Deductible”), in which event such Indemnified Buyer Party shall be entitled to indemnification for all Losses after deduction of such initial $400,000, and (ii) no Seller individually shall have any obligation to indemnify under Section 7.2 any Indemnified Buyer Parties for any Loss to the extent that such Loss, when added to all other amounts paid to any Indemnified Buyer Party pursuant to this Article 7, exceeds $12,500,000 plus an amount equal to the sum of (A) any Preferred Distribution Amounts and/or payments in respect of a Change of Control received by the Seller Members collectively pursuant to Section 6.02 of the LLC Agreement and (B) amounts that may be offset pursuant to Section 7.6 of this Agreement against any unpaid Preferred Distribution Amounts and/or payments in respect of a Change of Control payable to the applicable Seller Member individually pursuant to Section 6.02 of the LLC Agreement (as of any date of determination, the maximum aggregate amount of Losses payable by Sellers hereunder as of such date, the “Sellers’ Cap”). For the sake of clarification and without limiting the foregoing, the parties agree that the Sellers’ Deductible shall in no event exceed $400,000 in the aggregate for both Sellers. Notwithstanding the foregoing, (x) the foregoing limitations shall not apply to any Seller indemnity obligation under Section 7.2: (1) arising out of, relating to or resulting from fraud by such Seller, (2) arising out of, relating to or resulting from a breach of any of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.6 (only the first sentence thereof), 3.7, 4.1, 4.2, 4.6, 4.18 or 4.19, or (3) arising out of, relating to or resulting from a breach of any of the covenants or agreements of SMEI or UMG pursuant to this Agreement (including, without limitation, any breach of the indemnification obligations of UMG or SMEI pursuant to Section 7.2(a)(ii)), and (y) no Seller shall have any obligation to indemnify any Indemnified Buyer Parties for any breach of the representation stated in Section 4.4(b) until and unless the Company Equity is less than negative $50,000 (the “Company Equity Deductible”), in which event Sellers shall, jointly and severally, indemnify the Indemnified Buyer Parties for the full amount by which the Company Equity is less than negative $50,000. For the avoidance of any doubt, and notwithstanding any contrary provision of this Section 7.5(a), Losses in respect of a breach of Section 4.4(b) that are not payable to the Indemnified Buyer Parties because such Losses are applied against the Company Equity Deductible shall count toward the Sellers’ Deductible.

(b)    Roxio’s Indemnity.    Notwithstanding anything to the contrary contained in this Article 7, (i) Roxio will not be liable with respect to matters described in Section 7.3 above until the total amount of all Losses with respect to such matters exceeds four hundred thousand dollars ($400,000) (the “Buyer’s Deductible”), in which event such Indemnified Seller Party shall be entitled to indemnification for Losses after deduction of such initial $400,000, and (ii) Roxio shall not have any obligation to indemnify under Section 7.3 any Indemnified Seller Parties for any Loss to the extent that such Loss, when added to all other amounts paid to any Indemnified Seller Party pursuant to this Article 7, exceeds an amount (the “Buyer’s Cap”) equal to the Sellers’ Cap. For the sake of clarification and without limiting the foregoing, the parties agree that the Buyer’s Deductible shall in no event exceed $400,000 in the aggregate with respect to claims by both Sellers. Notwithstanding the foregoing, the foregoing limitations shall not apply to any Roxio indemnity obligation under Section 7.3: (1) arising out of, relating to or resulting from fraud by Roxio, (2) arising out of, relating to or resulting from a breach of any of the representations and warranties in Sections 5.1, 5.2, 5.3, 5.4, 5.8 and 5.10, or (3) arising out of, relating to or resulting from a breach of any of the covenants or agreements of Roxio pursuant to this Agreement (including, without limitation, any breach of the indemnification obligations of Roxio pursuant to Sections 6.5, 6.10 and 7.3(a)(ii)).

7.6    Right to Withhold; Offset.    If any matter as to which Roxio has asserted a claim hereunder is pending or unresolved at the time any amount is due from Roxio to the Sellers under this Agreement or due from the Company to the Seller Members as a Preferred Distribution Amount or distribution in respect of a Change of Control pursuant to Section 6.02 of the LLC Agreement, Roxio shall have the right, in addition to other rights and remedies provided hereunder or otherwise, (a) to withhold from such payment otherwise due from Roxio an amount equal to the amount of such asserted claim until such matters are resolved, and (b) to cause the Company to withhold from any amount otherwise distributable to the Seller Members under Section 6.02 of the LLC Agreement as a Preferred Distribution Amount and/or in respect of a Change of Control an amount equal to the amount of such asserted claim until such matters are resolved; provided that any such withheld amounts shall be borne by the Sellers on a pro rata basis; and provided, further, that any such withholding shall be net of any applicable unapplied portion of the Sellers’ Deductible pursuant to Section 7.5(a). Upon the resolution of any such claims of Roxio pursuant to the provisions of this Agreement, the amount of Losses with respect such claims to the extent resolved in Roxio’s favor shall be retained by Roxio pursuant to this Section 7.6(a) and/or retained by the Company pursuant to Section 7.6(b) (in which case Roxio shall be entitled to cause the Company to distribute such amounts to Roxio), and any portion of such withheld amounts not so retained or distributed to Roxio shall be delivered to the Sellers or the Seller Members, as the case may be, pursuant to this Agreement together with interest on such portion payable from the date such portion was withheld until paid at the rate of 6.5% per annum. For the avoidance of doubt and without limiting the foregoing, providing written notice of a claim pursuant to Section 7.4 hereof shall constitute an assertion of a claim for the purposes of the first sentence of this Section 7.6.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Governing Law; Choice of Forum.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

(b)    In the event of a dispute arising under this Agreement, each of the parties hereto may commence a judicial proceeding against any of the other parties hereto in either (i) the Superior Court for the State of California, County of Los Angeles, or if it has or can acquire subject matter jurisdiction, in the United States District Court for the Central District of California, (ii) the Supreme Court for the State of New York, County of New York, or if it has or can acquire subject matter jurisdiction, in the United States District Court for the Southern District of New York, or (iii) the Superior Court for the State of California, County of Santa Clara, or if it has or can acquire subject matter jurisdiction, in the United States District Court for the Northern District of California, and each of the parties consents to personal jurisdiction before the referenced courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue laid therein.

8.2    Notices.    All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by sending the same in a sealed envelope by a nationally recognized overnight courier (with tracking capability), by telex or telegram or electronic telecopier addressed to the intended party at its address reflected below, or to such other address as such party may from time to time specify by written notice given to the other parties in accordance with this Section 8.2:

If to Roxio, addressed to:

Roxio, Inc.

455 El Camino Real

Santa Clara, California 95050

Fax: 408-367-2926

Attention: General Counsel

with a copy to:

O’Melveny & Myers LLP

990 Marsh Road

Menlo Park, California 94025

Fax: (650) 473-2601

Attention: David Krinsky, Esq.

                  and Randy S. Laxer, Esq.

If to UMG, addressed to:

UMG Duet Holdings, Inc.

c/o Universal Music Group

2220 Colorado Avenue

Santa Monica, California 90404

Fax: 310-865-9954

Attention: Executive Vice President;

                  Business and Legal Affairs

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Fax: 213-687-3702

Attention: Ruth E. Fisher, Esq.

                  and Kevin S. Masuda, Esq.

If to SMEI, addressed to:

SMEI Duet Holdings, Inc.

c/o Sony Music Entertainment Inc.

550 Madison Avenue

New York, New York 10022

Fax: 212-833-4533

Attention: Senior Vice President and General Counsel

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Fax: 213-687-3702

Attention: Ruth E. Fisher, Esq.

                  and Kevin S. Masuda, Esq.

8.3    Amendments; Waivers.    This Agreement and any Schedule attached hereto may be amended only by agreement in writing of all parties hereto. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.4    Costs and Expenses.    Each party agrees to pay the out-of-pocket fees and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions.

8.5    Entire Agreement.    This Agreement, together with the schedules, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith (including, without limitation, the non-binding letter of intent among the parties dated as of April 7, 2003).

8.6    No Assignment; Successors.    Subject to Sections 6.1(a)(ii)(J) and 6.2(e), neither this Agreement nor any rights or obligations under it are assignable except by prior written consent of the other parties hereto; provided, however, that, subject to Sections 6.1(a)(ii)(J) and 6.2(e), each of SMEI, UMG, and Roxio shall be entitled to assign this Agreement in connection with any Change of Control of such party; and provided further that the rights of a Seller under Section 6.10 hereof may be assigned to any Seller Member.

8.7    Descriptive Headings, etc.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, references to “hereof,” “herein,” “hereby,” “hereunder” and similar terms shall refer to this entire Agreement.

8.8    Counterparts.    This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

8.9    Publicity; Press Releases.    Any public announcement, press release, or similar publicity regarding this Agreement shall be in the form attached hereto as Exhibit J. Roxio shall give the Sellers a reasonable opportunity to review and comment on any filing related to the Transactions to be made by Roxio with the SEC (including, without limitation, any Current Report on Form 8-K).

8.10    Third Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Persons any legal or equitable right, benefit, or remedy of any nature whatsoever.

8.11    Rules of Construction.    The parties acknowledge that each party hereto has read and negotiated the language used in this Agreement. The parties agree that, because all participated in negotiating and drafting this Agreement, no rule of construction shall apply to any such agreements which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting any provision thereof.

8.12    Remedies; Waiver; Severability.    Except with respect to the failure to comply with any deadlines specifically set forth in this Agreement, no failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

8.13    Specific Performance.    The parties each acknowledge that, in view of the uniqueness of the Company’s business and the Transactions, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and, therefore, agrees that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled as provided hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

THE SELLERS UMG DUET HOLDINGS, INC.

By:
	Name:	Michael Ostroff
	Title:	Executive Vice President

SMEI DUET HOLDINGS, INC.

By:
	Name:	Lisa Weiss
	Title:	Secretary

ROXIO ROXIO, INC.

By:
	Name:	Wm. Christopher Gorog
	Title:	President and Chief Executive Officer

S-1